Exhibit 10.1

CONSULTING SERVICES AGREEMENT

CONSULTING SERVICES AGREEMENT (the "Agreement"), is entered into as of July 31, 2014, between James River Coal Company and its subsidiaries (collectively, "James River Coal"), a Virginia Corporation whose business address is 901 East Byrd Street, Suite 1600, Richmond, VA 23219, USA and Byron Advisors, LLC whose address is 1623 Third Avenue, Suite 20A, New York, NY 10128 ("Consultant").

1. Consultant's Obligations

A.	Consultant will designate William B. Murphy ("Murphy"), the member of Consultant, for purposes of performing consulting services for James River Coal and related entities as set forth and described on Attachment A hereto (the "Services"), and Murphy shall provide such Services, in accordance with the terms and conditions of this Agreement.

B.	Consultant represents and warrants that Murphy possesses special knowledge and ability in respect of the Services.

2. James River Coal Obligations

A.	James River Coal will pay Consultant in accordance with the terms set forth in Attachment A hereto.

B.	James River Coal will use all reasonable efforts to cooperate with Consultant in connection with the Services. James River Coal will use all reasonable efforts to respond to Consultant’s reasonable requests for relevant communications and information in a timely fashion.

3. Term and Termination

A.	This Agreement will commence as of the date hereof and remain in effect, unless otherwise agreed to in writing by Consultant and James River, until the earlier to occur of (a) the tenth (10th) business day following the confirmation of a chapter 11 plan in James River Coal's chapter 11 case and (b) the first business day following written notice of termination of this Agreement by either party.

B.	Consultant acknowledges that its retention and the terms thereof are subject to Bankruptcy Court (as defined below) approval.

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4. Title

During the Term, Murphy shall have the title of Chief Restructuring Officer of James River Coal and shall be entitled to be indemnified by James River Coal to the same extent as a current officer of James River Coal.

5. Taxes

Amounts paid to Consultant under this Agreement shall not constitute "wages" for purposes of federal or state withholding taxes, social security payments, insurance contributions, unemployment taxes or otherwise. Consultant shall be responsible for all tax and fees, including, but not limited to, income taxes and withholding taxes, assessed upon the amounts and benefits paid to, and received by Consultant under this Agreement.

6. Confidentiality

A.	Consultant and Murphy shall treat as confidential all information and materials received from James River Coal or its employees, or developed by Consultant or Murphy in connection with the performance of Services under this Agreement (the "Confidential Information"), and shall protect the Confidential Information with at least the same degree of care that Consultant exercises in protecting Consultant's own confidential information. Consultant and Murphy shall not disclose the Confidential Information to any third party without the prior written consent of James River Coal.

B.	Except as may be required pursuant to applicable law, neither party shall disclose the terms of this Agreement to a third party without the prior written consent of the other party.

C.	If either party is served with a subpoena or other legal process requiring the production or disclosure of any of the Confidential Information, then such party, before complying, shall promptly notify the other party so that the other party will have an opportunity to intervene and contest such production or disclosure.

D.	All the Confidential Information shall be and remain the property of James River Coal. Upon James River Coal's request, Consultant shall return the Confidential Information to James River Coal or destroy such Confidential Information.

E.	The non-disclosure obligations imposed on Consultant and Murphy pursuant to this Article 6 shall survive the term of this Agreement and shall remain in full force and effect for one (1) year after the effective date of termination of this Agreement.

7. Indemnification

A.	Consultant will defend, indemnify, and hold harmless James River Coal, its officers, directors, employees, and agents (collectively the "Indemnified Parties") against and from all claims, suits, judgments, losses, damages, fines or costs (including reasonable attorney’s fees and expenses) resulting from any claim, suit or demand by any third party for injuries to or deaths of persons or loss of or damage to property arising out of (i) the provision of any Services or products by Consultant or Murphy under this Agreement, or (ii) any failure of supervision, negligence, intentional act or willful misconduct of Consultant or Murphy in connection with Consultant’s or Murphy’s performance under this Agreement, all except to the extent found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from the gross negligence or wilful misconduct of James River Coal.

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Consultant also will defend, indemnify and hold harmless the Indemnified Parties against and from all claims, suits, judgments, losses, damages, fines or costs (including reasonable attorney’s fees and expenses) for any taxes and fees for which Consultant is responsible pursuant to this Agreement and any interest, additions to tax, penalties or personal liability related to such taxes and fees. Attorney's fees as used herein, shall include those fees incurred in establishing the right to indemnification hereunder. Consultant's obligations under this Article 7 will survive the termination of this Agreement.

8. Consequential Damages

EXCEPT AS PROVIDED UNDER THE INDEMNIFICATION PROVISIONS HEREUNDER OR PURSUANT TO THE ARTICLES AND BY-LAWS OF JAMES RIVER COAL, NEITHER PARTY WILL BE LIABLE FOR, AND EACH PARTY WAIVES AND RELEASES ANY CLAIMS AGAINST THE OTHER PARTY FOR, ANY SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING, WITHOUT LIMITATION, LOST REVENUES, LOST PROFIT, OR LOSS OF PROSPECTIVE ECONOMIC ADVANTAGE, RESULTING FROM PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT. except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from such PARTY’S gross negligence or willful misconduct.

9. Force Majeure I Delay

Neither party will be responsible for delays or failure of performance caused by acts of God, war, strike, labor dispute, work stoppage, fire, act of government, or any other cause, whether similar or dissimilar, beyond the control of that party.

10. Relationship of the Parties

The relationship of the parties is that of, on one hand, purchaser and, on the other, provider, of Services. Consultant is an independent contractor in the performance of the Services under this Agreement and nothing herein is intended to or will be construed to establish any employment, agency, partnership, or joint venture relationship between the parties. All persons furnished, used, retained or hired by or on behalf of Consultant are and shall be considered the employees, agents and independent contractors of Consultant. Consultant will at all times during the term of this Agreement maintain such supervision, direction and control over its employees, agents and independent contractors as is consistent with and necessary to preserve its independent contractor status. Consistent with this Agreement and Consultant's status as an independent contractor, Consultant shall not permit its employees, agents or independent contractors, except for Murphy, to hold themselves out as, nor claim to be, officers or employees of James River Coal, nor make any claims, demands or applications to any right or privilege applicable to any officer or employee of James River Coal. Consultant and Murphy are not entitled to participate in any of James River Coal’s health and welfare plans including medical, dental, vision, disability, 401(k) and other exclusively employee benefits of James River Coal.

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11. Publicity

Consultant and Murphy will not use any trade names, trademarks or service marks of James River Coal, including its logotype, in any form of publicity or advertising without first obtaining the prior written approval of such use in each instance from James River Coal which approval shall not be unreasonably withheld. Notwithstanding the foregoing, and except as may be required pursuant to applicable law, Consultant and Murphy may make an oral reference (but not a written reference) to the fact that Consultant or Murphy has a contractual arrangement with James River Coal and to the general nature of this Agreement in nonpublic business dealings with other potential customers.

12. Assignment

Neither party may assign its rights and obligations under this Agreement without the prior written consent of the other party; provided, however, Consultant retains the right to employ others under his direction in the carrying out of the Services hereunder.

13. Non-Waiver

Any previous waiver, forbearance, or course of dealing will not affect the right of either party to require strict performance of any provision of this Agreement.

14. Governing Law and Jurisdiction

In case of any dispute related to this Agreement, each party shall first seek to settle the matter by discussion and mutual consent. If a dispute cannot be settled by mutual consent, or if a party believes that a settlement is unlikely, the parties agree that this Agreement and any dispute arising under or in connection with this Agreement, including any action in tort, will be governed by the substantive laws of the State of New York, United States, excluding any choice of law rules which may direct the application of laws of any other jurisdiction and the United States Bankruptcy Court for the District of Virginia (the “Bankruptcy Court”) shall have exclusive jurisdiction to settle any dispute arising out of or relating to this Agreement.

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15. Notices

Any notices required to be sent under this Agreement will be deemed sufficient if in writing and delivered in person or sent by first class mail, postage prepaid, or any more expedient written means to the addresses specified in the preamble of this Agreement. In addition, a copy of any written notice to James River Coal shall also be sent to the following address:

Mr. Peter T. Socha

President and Chief Executive Officer

James River Coal Company

901 East Byrd Street, Suite 1600

Richmond, VA 23219

with a copy to:

Mr. Brian M. Resnick

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

17. Compliance With Applicable Laws

A.	Each party shall comply with all applicable federal, state, local and international laws and regulations with respect to its performance under this Agreement.

B.	Consultant shall not employ, retain, compensate, pay, provide gifts, trips, tips entertainment, or other items of material value to (i) any government official, officer or employee of any government; (ii) any member of its armed or uniformed forces or services; (iii) any legislator, candidate or any other party or other official or employee of the legislative branch of any government; or (iv) any officer, director, agent or employee of any state or government owned or operated enterprise for the purpose or with the intent of influencing or attempting to influence, either directly or indirectly, any such person or official for the purpose of securing any improper advantage for James River Coal.

C.	Consultant represents, warrants and covenants that no bribes, rebates, gifts, trips, entertainment, kickbacks or gratuities of any kind, which are intended to secure any favorable treatment or consideration of James River Coal or for any other beneficial purpose related to this agreement and the subject matter hereof, have been or will be, directly or indirectly, paid given or offered to any third party, nor will the same be arranged, by Consultant.

18. Captions

The captions appearing in this Agreement have been inserted as a matter of convenience and in no way define, limit, or enlarge the scope of this Agreement or any of its provisions.

19. Entire Agreement

This Agreement, including Attachment A, constitutes the entire agreement and understanding of the parties on the subject matter hereof, and as of the Effective Date, supersedes all prior agreements, whether written or oral, between the parties concerning the subject matter hereof. This Agreement may be modified only by further written agreement signed by the parties hereto.

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20. Counterparts

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument

IN WITNESS WHEREOF, the parties have executed this Agreement by their authorized representatives this 31st Day of July, 2014

Byron Advisors, LLC	James River Coal Company

By: /s/ William B. Murphy	By: /s/ Steven A. Gaeth

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ATTACHMENT A

1. Nature of Consultant's Services:

Consultant shall provide James River Coal services, through Murphy in his capacity as a chief restructuring officer, for the benefit of all of James River Coal’s creditors and its chapter 11 bankruptcy estate. The scope of Services to be performed by Murphy will generally include the following:

•	Oversight and assistance with day-to-day cash management decisions
•	Preparation of financial forecasts/budgets and other cash planning
•	Implement action plans as approved by James River Coal
•	Focal point for communications with lenders, creditors, customers, the official committee of unsecured creditors (the "UCC"), regulatory authorities, litigation parties and other stakeholders
•	Management of the chapter 11 asset sale and liquidation process
•	Authority over client operations and duties
•	Seek to settle and administer claims as soon as practicable
•	Client representative in claims administration and resolution process
•	Client representative in other matters before the Court
•	With assistance of James River, sale of inventory and collections of A/R as soon as practicable
•	Resolve disputes, adversarial actions and liability concerns
•	Work with counsel on sale and liquidation reporting and Court approval of same
•	Manage close out of James River Coal business and dissolution of James River Coal
•	Termination of plans, benefits, tax reporting and environmental concerns
•	Responsible for managing the securing, safekeeping and disposition of James River Coal records
•	Client representative in negotiation, preparation, confirmation and implementation of chapter 11 plan of liquidation
•	If necessary, advise and assist James River Coal and its counsel in developing and implementing an orderly wind-down plan for James River Coal

2. Consultant's Fees and Expenses:

A.	Consultant's fees shall be sixty thousand dollars ($60,000.00) per month for providing the Services to James River Coal payable twice-monthly in the amount of thirty thousand dollars ($30,000.00) on the first and 15th day of each month in which the Services are provided through January 31, 2015, at which time such fee shall be reduced to $30,000 per month payable twice-monthly in the amount of fifteen thousand dollars ($15,000.00) on the first and 15th day of each month in which the Services are provided; provided that James River Coal and Consultant have agreed to discuss in good faith a possible transition from a monthly fee to an hourly fee to begin on July 1, 2015, if appropriate at such time. If Consultant provides any partial month of consulting Services during which Consultant is receiving a monthly fee, the fees for such month shall be prorated based on a 30 or 31 day month as the case may be.

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B.	James River Coal shall reimburse Murphy for all reasonable, necessary and documented out-of-pocket expenses, including, without limitation, lodging, airfare, meals while on travel or in relation to another business purpose for James River Coal and ground transport (taxi, train, rental car), in each case, incurred in connection with Murphy’s performance of the Services. All such expenses shall be invoiced to James River Coal by Consultant or Murphy on or about the final day of each month and paid by James River Coal within 7 days of receipt of each invoice. All expenses must be supported by sufficiently detailed receipts in order to qualify for reimbursement.

C.	James River Coal shall promptly remit to Consultant a retainer in the amount of sixty thousand dollars ($60,000.00) upon execution of this Agreement, which amount shall be credited against any amounts due at the termination of this Agreement and returned upon satisfaction of all payment obligations under this Agreement; provided, however, that such retainer shall be returned to James River Coal if the retention of Consultant or the payment of such retainer by James River is denied by the Bankruptcy Court.

3. Consultant's Transaction Fees:

A.	Consultant shall earn transaction fees equal to (a) $150,0000 upon the repayment in full in cash of James River Coal’s postpetition financing facility (which fee shall be reduced by $50,000 per month for each month after November 30, 2014), and (b) 5% of average recoveries of general unsecured creditors (prior to dilution for this fee), subject to a minimum of $250,000 (provided that general unsecured creditors receive at least $250,000, in the aggregate) and a maximum of $750,000, payable upon the effectiveness of a chapter 11 plan.

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